Exhibit 10.1
SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE OF A TYPE THAT PROPETRO HOLDING CORP. TREATS AS CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
SUBAGREEMENT FOR HYDRAULIC FRACTURING SERVICES
This Subagreement for Hydraulic Fracturing Services (the “Subagreement”) is made and effective from the date of last signature below (the “Effective Date”) between XTO Energy Inc., having an office at 22777 Springwoods Village Parkway, Spring, TX 77389 (“XTO”) and ProPetro Services, Inc., having an office at 303 W. Wall Street, Suite 102, Midland, Texas 79701 (“Contractor”) and is made in consideration of the terms and conditions contained herein.
WHEREAS, XTO and Contractor entered into the Agreement (as defined below) setting forth the legal terms and conditions for future Work between the Parties;
WHEREAS, XTO tendered its Hydraulic Fracturing Program (defined below) for service proposals (the “Completions RFP”);
WHEREAS, in connection with the Completions RFP, XTO has awarded Contractor a commitment for two electric hydraulic fracturing fleets with the option to award a third fleet as described further in this Subagreement (each referred to herein as a “fleet” or an “e-fleet” and collectively as the “fleets” or the “e-fleets”) for the performance of dedicated fracture stimulation pumping services and the provision of certain associated services and functions, in each case, for the Term applicable to such fleet and on the terms and conditions described in this Subagreement;
WHEREAS, XTO and Contractor desire for Contractor to perform the Work during the Term hereof;
WHEREAS, XTO and Contractor wish to enter into this Subagreement, which sets forth the commercial terms, rates, and technical specifications for the Goods and Services to be provided by Contractor;
NOW THEREFORE, in consideration of the mutual covenants contained herein, XTO and Contractor agree as follows:
1.Commitment, Terms and Conditions
(a)The Parties agree that this Subagreement is made subject to and in accordance with all the terms and conditions of the Master Service Agreement dated July 15, 2019, between XTO and Contractor, (the “Agreement”) as such Agreement has been or may be amended. The terms and conditions of the Agreement are hereby incorporated by reference and made a part of this Subagreement. To the extent any conflict exists between the Agreement and this Subagreement, the terms of this Subagreement shall be deemed to amend the Agreement for the limited purposes of the Work and Work Orders to be performed hereunder. Work may be performed under, and Work Orders may be issued against, either the Agreement or the Subagreement. Work under and Work Orders issued against the Agreement are subject to the terms and conditions of the Agreement. Work under and Work Orders issued against the Subagreement are subject to the terms and conditions of the Subagreement. Notwithstanding the foregoing, unless mutually agreed by the Parties, Work Orders for the performance of the Services or any Work utilizing the e-fleets shall be issued against the Subagreement.
(b)Contractor will provide dedicated Services in support of XTO’s completion operations through the provision of two (2) dedicated e-fleets with the option of a possible third dedicated fleet as provided herein (the “Hydraulic Fracturing Program”). The terms of the Agreement and this Subagreement, including its Exhibits, will apply to all Work performed by Contractor for XTO involving the listed scope and in the applicable Business Unit(s) (“BU’s”) set forth in Exhibit A – Description of the Work & Commercial Terms.
(c)For any Incidental Goods provided as part of the Services, Contractor shall source Goods through established supply sources, with on-time delivery of any such Goods required under the applicable Work Order.
(d)Subject to any specific terms in Exhibit A or otherwise in this Subagreement, a Work Order may add to or modify the Goods or Services set forth in this Subagreement and related rates.
2.Definitions
(a)Any capitalized term that is not otherwise defined in this Subagreement will have the meaning ascribed to such term in the Agreement, including but not limited to, “Affiliate,” “Contractor Group,” “Party,” “Parties,” “Subcontractor,” “Work,” “Work Order,” “Site,” and “XTO Group.”
(b)“Change Order” means an alteration, deletion or addition to the Goods, Services, Operating Parameters, line items or rates of any Work Order approved by XTO and Contractor in accordance with the process in Section 4 (Changes to Work).
(c)“Contractor NPT” has the meaning in Exhibit B to the Subagreement.
Subagreement for Hydraulic Fracturing Services    1

Exhibit 10.1
(d)“Contractor Representatives” has the meaning in Section 5(a) of this Subagreement.
(e)“Delivery Point” means the location where Goods are delivered.
(f)“Goods” means any equipment and/or materials provided by Contractor Group under, incident to or used in performance of the Work under this Subagreement and/or any applicable Work Order.
(g)“Incidental Goods” means Goods provided incidental to the Services performed by Contractor for XTO.
(h)“Non-Productive Time (NPT) Event” has the meaning in Exhibit B to the Subagreement.
(i)“Operating Parameters” mean specifications for different scenarios, detailing items such as pad size, stage length, sand and fluid volumes, HHP, stage pump times, pumping rates and/or pressure, etc. As of the Effective Date, the Operating Parameters provide that each e-fleet shall be capable of sustaining [***] together with the requirements provided in Exhibit A and Exhibit C to this Subagreement, all in connection with the performance of the Services.
(j)“Pass-Through Items” means any Services and/or Goods provided by one of Contractor’s Subcontractors or other suppliers outside of the agreed items in the Price Book, when requested by XTO or agreed in a Change Order.
(k)“POOH” means “pull out of hole”, typically describing the removal of tools from below the wellhead during Services or at their conclusion.
(l)“Pool Hours Program” describes the collective pool of hours committed under this Subagreement, as allocated to each individual fleet utilized by XTO. The program requires quarterly utilization reviews, with a set minimum per month, per fleet.
(m)“Pool Hours” means the hours allocated to a specific fleet or fleet(s) under the Pool Hours Program.
(n)“Services” means the services described in this Subagreement and/or any applicable Work Order, including all activities, operations, tasks, duties, and undertakings of Contractor Group required to perform such services.
3.Exhibits
(a)This Subagreement consists of the terms and conditions set forth herein, including, without limitation, the terms and conditions of the Agreement incorporated by reference, and any of the following Exhibits:
☒    Exhibit A – Description of Work and Commercial Terms    ☒    Exhibit B – Price Book
☒    Exhibit C – Technical
(b)Exhibit C – Technical sets forth any applicable technical or procedural requirements. Such requirements may be modified or further detailed in a Work Order or a Change Order thereto, and such specifications will take precedence over the terms in Exhibit C to this Subagreement solely for the purposes of that Work Order.
(c)During the Term as defined below, additional versions of the Exhibits may be agreed between the Parties and amended into this Subagreement to set forth rates, terms and technical specifications specific to additional BU’s or different scopes or areas within the Business Unit.
4.Changes to Work.
(a)Generally. Change Orders may be required for material changes to the requirements in a specific Work Order, including but not limited to, (i) changes in HHP requirements, (ii) changes in stage pump times, pumping rates (in barrels per minute or bpm), or pumping pressure requirements, (iii) personnel requirements, (iv) chemical/proppant; and/or (v) other changes to the Operating Parameters. If such changes occur, updates to pricing will be reviewed and agreed upon by both parties in writing prior to future Work being performed. When new technology (i.e., introduced after the Effective Date of this Subagreement) is incorporated into existing Goods and Services, the parties will negotiate and agree to rate modifications in an amendment to this Subagreement and/or a Change Order to any ongoing Work Order.
(b)Services. Changes to Services under a Work Order shall be effective only as follows: 1) where changes are requested orally and confirmed in writing (including via email) by a Contractor Representative; 2) through a written change order proposed by Contractor and approved by XTO; 3) in another written instrument signed by XTO and Contractor; or 4) as specifically set forth in Exhibit A. A Change Order, however, shall not modify any provisions of the Agreement. Changes to Services, including any changes to the Operating Parameters, in this Subagreement shall be documented in an amendment signed by both parties.
Subagreement for Hydraulic Fracturing Services    2

Exhibit 10.1
(c)Goods. Changes to Goods required under a Work Order may be made until such time as the Goods depart the origination point for delivery. XTO may modify a Work Order by adding, removing, or altering Goods per the process in Section 4(b) above or as set forth in Exhibit A.
(d)Management of Change. Contractor shall be responsible for estimating, budgeting, reporting, forecasting, and/or controlling the cost of any such Change Orders. No Work may commence on any Change Order without pre-approval from or request by XTO’s representative. Contractor will charge XTO only the net prices and costs for the actual Goods delivered and kept or Services performed under any Change Order.
5.Suspension or Termination of Work.
Notwithstanding any provision in the Agreement to the contrary, XTO and Contractor agree hereby that this Section 5 shall govern the termination rights associated with the scope of work included in this Subagreement, regardless of any conflict with the Agreement. Termination of this Subagreement or a dedicated fleet under this Subagreement shall not affect any other agreement between Contractor and XTO.
(a)Termination for Convenience:
(1)XTO may cancel or terminate this Subagreement or any Work Order issued under this Subagreement for convenience by providing ninety (90) days’ written notice to Contractor by email to Contractor at the following email addresses Zack.Hernandez@propetroservices, Shelby.Fietz@propetroservices.com, tanner.foster@propetroservices.com, and legalnotices@propetroservices.com (the same being referred to herein as the “Contractor Representatives”).
(2)XTO shall pay Contractor monthly for the remaining Pool Hours at [***]% applicable on the termination effective date (the “Early Termination Fee”), based on the quantity of fleets terminated, as further detailed below:
(a)All Fleets – Monthly payments will be based on the committed Pool Hours consumed per month [during the six-month period prior to the termination effective date], as averaged across all fleets unless it would take a fleet more than 36 months (from the commencement of pool hour usage for that fleet) to fully pay for the pool hours attributable to that fleet, in which case, the monthly payment for that fleet will be based upon a number of hours calculated by ratably allocating remaining pool hours so that the fee is fully paid within 36 months from the commencement of pool hours usage for the applicable fleet.
(b)One or More Fleets - Monthly payments will be based on the average committed Pool Hours consumed per month for the affected fleet(s) during the six-month period prior to the termination effective date unless it would take the fleet more than 36 months (from the commencement of pool hour usage for that fleet) to fully pay for the pool hours attributable to that fleet, in which case, the monthly payment will be based upon a number of hours calculated by ratably allocating remaining pool hours so that the fee is fully paid within 36 months from the commencement of pool hours usage for the applicable fleet. This provision shall not apply to any “flex-down” scenario described in Exhibit A, Section F (Pool Hours Program).
(3)The Early Termination Fee will be invoiced by Contractor on a monthly basis following the Termination Effective Date. For purposes of this Section 5(a), ancillary services, equipment, and materials used with the terminated fleet(s) shall be considered as bundled with the fleet(s) for purposes of termination (i.e., without the need for separate notice of termination for such items and with no separate payment due for such items).
(4)XTO will pay the Early Termination Fee to Contractor as detailed below:
(a)Monthly – XTO will make monthly payments until the earlier of such time as the Early Termination Fee has been paid in full, or XTO’s obligation is met through a re-contracting scenario as detailed in Section 5(a)(5) below.
(b)Lump Sum – As an alternative to monthly payments and at the sole discretion of XTO, XTO may elect at any time to pay a lump sum amount of the total remaining Early Termination Fee owed to Contractor discounted to present value at a [***]% discount rate on an annual basis.
(5)Re-contracted Fleet(s)
(a)With respect to any terminated fleet, the applicable Early Termination Fee for such fleet may be eliminated if, at any time during the applicable payment period, Contractor recontracts the released fleet under a committed agreement for a term equal to or in excess of six (6) months. Contractor is under no obligation to recontract the fleet(s).
(b)If Contractor recontracts a terminated fleet for at least a six (6) month term as provided in Section 5(a)(5)(a), Contractor shall provide written notice to XTO upon such re-contracting of the released fleet(s) with another
Subagreement for Hydraulic Fracturing Services    3

Exhibit 10.1
customer as soon as reasonably practical but no later than the start of operations for such customer. This written notice shall contain the name of the released fleet(s), the duration of the contract award, the effective date for commencement of services under the new contract, and notice that XTO’s obligation to make payments on the Early Termination Fee Payment for the applicable fleet(s) has ended as of the commencement of services under the contract with the new customer.
(c)Termination for Cause:
(1)XTO may terminate this Subagreement or any Work Order issued under this Subagreement for cause (by notice to Contractor by email to each of the Contractor Representatives at the addresses and in the manner listed in Section 5(a)(1) above):
(i)With immediate effect if, following written notice and a reasonable opportunity to cure under the circumstances, Contractor or a member of Contractor Group has conducted Work in such a way as to materially endanger the safety of personnel of XTO Group or Contractor Group or their respective equipment or materials and has not cured the same to the reasonable satisfaction of XTO; or
(ii)With immediate effect if Contractor’s e-fleet delivery date for the third e-fleet (if awarded) extends beyond 90 days after the original agreed delivery timeline as described in Exhibit A, Section E(1)(b); or
(iii)With a [***] notice period, if Contractor defaults on its performance in one of the categories listed in the table below and either (1) the breach is unable to be cured during the applicable cure period; or (2) Contractor fails to meet requirements in the performance plan to cure the default during the agreed cure period.
(2)For performance-related issues as described in Section 5(b)(1)(iii) above and following [***] prior written notice to Contractor and development of a mutually agreed performance plan during such notice period, Contractor will have the duration of the listed Cure Period to remediate any default to XTO’s reasonable satisfaction. Notwithstanding anything in this Subagreement to the contrary, with respect to any instance of a default below, XTO must provide the written notice of default within 30 days after the event of default occurs, and any default listed in Table 1 below that is not timely noticed to Contractor shall be waived, provided that no future occurrence of such event of default;
(i)Contractor must draft a performance plan to address the breach and receive XTO’s approval on such plan no later than fifteen (15) days following Contractor’s receipt of a termination notice. Contractor should allow a minimum of [***] during the notice period for negotiation and is encouraged to send a draft performance plan for XTO’s review as early as possible.
Table 1: Events of Default (with respect to Wireline / Pumpdown, the terms below are applicable if Contractor is providing such services)
Subagreement for Hydraulic Fracturing Services    4

Exhibit 10.1

NPT Type	Contractor Target	Monthly Threshold for Default per crew	Additional Considerations	Cure Period
Frac Efficiency	[***]	[***]
Frac Efficiency = [***]
For the purposes of calculating Frac Efficiency in connection with this table, Contractor NPT includes other services besides pressure pumping that are provided by Contractor (i.e. pumpdown and wireline).
Contractor NPT shall have the meaning given in Exhibit B.
[***]
Wireline	[***]	[***]
Performance plan must lead to improved performance on subsequent pad
If pump-down crew pumps tools off wireline string and/or causes damage to BHA, the resulting delay will be classified as Wireline-related Contractor NPT.
Success Rate is calculated as [***]
Wireline Misrun – A wireline misrun refers to any wireline operation in which the wireline tools and/or instruments (after they have passed the “check fire test” which occurs after 200 feet into the well prior to each run) fail to complete the perforating stage of the wireline run and an additional unplanned run is required by XTO in order to meet the planned objective. This includes but is not limited to misruns due to equipment failures, incorrect tool and/or instrument deployment, operator error, etc., which by root cause analysis could have been prevented by the crew on location or Contractor’s supply chain Quality Assurance/Quality Control. This does not include known wellbore conditions such as over-torqued collars, yielded casing, etc.
A loss of lateral due to off-depth plug setting and/or gun firing operations will be considered to be a misrun.
Failure to recover the wireline BHA in its entirety at fault of Contractor will be considered to be a misrun.

Wireline Misfire – A wireline misfire refers to any perforating gun which on return to surface did not fire as expected after attempting to fire downhole. This does not result in a subsequent unplanned wireline run required by XTO but does not fully meet the planned objective. This includes but is not limited to failure to fire all guns on depth in zone, failure to properly set plug on depth in zone, loss of communication to critical instrumentation which inhibits the execution of the stage as designed, etc.
[***]
Subagreement for Hydraulic Fracturing Services    5

Exhibit 10.1
(3)If Contractor is subject to immediate termination or unable to remedy the listed breach during the cure period, XTO may exercise any remed(ies) listed in Table 2 below, without prejudice to any other right or remedy and without further liability or obligation to Contractor.
Table 2: Remedies and Additional Considerations

Default Event	Additional Considerations
Safety, Third E-Fleet Delivery, Frac Efficiency
•Contractor shall, if requested, withdraw from the Site, promptly remove the materials, equipment, tools, and instruments used by Contractor in the performance of the Work; and assign to XTO (to the extent possible) any of Contractor’s subcontracts as XTO may reasonably request.
•XTO shall have the right to complete the Work itself or with the assistance of any other person or entity of its choosing

Wireline (includes guns, setting tools, pump down and any other Wireline-related Goods and/or Services)	XTO may release the Wireline crew under this Subagreement for the affected fleet(s) and utilize a different contractor for the service

6.Key Performance Indicator Programs
(a)Cost effectiveness and reliability are XTO’s key operational priorities. All KPIs used in context of this Subagreement need to reflect these priorities and cover the whole Work process in scope of this Subagreement to enable effective performance management.
(b)XTO may request ad hoc KPI reports from Contractor at any time during the term of this Subagreement. After receiving such request, Contractor has seven (7) days to respond.
7.Invoicing
(a)All invoices will be submitted via XTO’s OpenInvoice platform. Invoices may be submitted per any additional guidance from the XTO Representative in the applicable Work Order or as specified in Exhibit C. In no case shall an invoice be submitted more than twice per month.
(b)All invoices must contain the following: i) Correct Remittance Address; ii) Work Location (Well / Lease / Rig Name); iii) Name of individual at XTO who ordered the Work; iv) Signature of XTO Representative (or similar approval electronically, provided that a copy of such electronic approval is submitted with the invoice); v) Copies of Field Tickets, Quotes, Rate Sheets, Work Orders/POs, etc.; vi) Signed delivery tickets; vii) Unless a tax exemption certificate applies, sales taxes on Goods per the Delivery Point (included as a separate line item.)
(c)Contractor must provide XTO with the following documentation with regard to invoiced amounts, where applicable:
(i)Where XTO agrees to pay for mileage, Contractor’s invoices MUST include supporting documentation which details the origin point (coordinates), Delivery Point (coordinates), and actual mileage traveled. The bill of lading and stock transfer ticket must also be included, if for Goods drawn from Contractor’s stock.
(ii)Hourly or Daily Charges must be submitted with time sheets which include A) Name and title of person performing Work; B) Date and hours/day worked; C) Applicable rate; D) Approval from XTO’s Representative.
(iii)Invoices for Goods or Services provided by a pre-approved Subcontractor must be submitted with supporting documentation to evidence hours worked and receipt of Goods and materials; provided, however, that Contractor may redact pricing information reflecting profit from Subcontractors, unless such Subcontractor is an Affiliate of Contractor.
(iv)Charges for items not included in Exhibit B and pre-approved to be sourced as a Pass-Through Item must include documentation evidencing the amount paid and receipt of Goods and/or Services. Sales tax paid on a Pass-Through Item are not subject to markup.
Subagreement for Hydraulic Fracturing Services    6

Exhibit 10.1
8.Term. This Subagreement will commence upon the Effective Date and continue, with respect to each of the two e-fleets awarded and option to award the third e-fleet hereunder, for three (3) years from the applicable E-Fleet Commencement Date for each e-fleet or until all hours under the Pool Hours Program are exhausted or paid out, whichever occurs last (the “Term”). The Term for each individual fleet awarded hereunder shall commence upon the E-Fleet Commencement Date for such fleet. Should Pool Hours remain in the Pool Hour Program at the end of the Term, this Subagreement shall be automatically extended until such time as all Pool Hours are completed or XTO pays out the remaining commitment, whichever occurs first. Any additional Term extensions will be documented in a mutually agreed written amendment to this Subagreement.
9.Exclusivity. This Subagreement is non-exclusive. XTO reserves the right to solicit competitive proposals from Contractor or any other party for any work. Subject to its obligations in this Subagreement, XTO retains the right to engage others to perform the same type of work without any liability of XTO to Contractor, and except as expressly provided herein (including as agreed in the Pool Hours Program described herein), XTO makes no representation as to the number, frequency or monetary value of Work Order(s) for Work to be performed under this Subagreement.
10.Precedence. In the event of any conflict between the provisions of this Subagreement and a Work Order, this Subagreement shall take precedence.
11.Amendments. This Subagreement may be changed only by a written amendment, signed by both Parties, which specifies the change, addition or deletion. Additionally, during the Term, additional versions of the Exhibits may be agreed between the Parties and amended into this Subagreement to set forth rates, terms and technical specifications specific to additional BU’s or different scopes or areas within the BU.
12.Assignment. This Subagreement is binding upon, and inures to the benefit of, the Parties and their respective successors and assigns. In the event XTO sells all or substantially all its assets, or is acquired, during the Term of this Subagreement, the Parties agree this Subagreement shall be assigned to such successor or acquiring party. Formal documentation will be executed by all Parties to evidence such assignment of this Subagreement to any successor. In the event the Parties do not execute such assignment of this Subagreement or XTO chooses not to assign this Subagreement to such successor or acquiring party, the Parties hereby agree that such action shall constitute a termination for convenience of this Subagreement, and the termination provisions set forth in Section 5 (Suspension or Termination of Work) above, will apply. Notwithstanding the above, XTO may assign this Subagreement to any Affiliate without Contractor’s consent.
13.Confidentiality. Notwithstanding Section 8.2 of the Agreement, if Contractor is required by law, court order or rule or directive of any government authority (including the Securities and Exchange Commission) or stock exchange on which Contractor’s shares are listed to disclose all or any part of this Subagreement or any other Confidential Information, then Contractor may make such disclosure provided that Contractor shall, to the extent legally permitted, (a) provide prompt written notice of the requirement to XTO so that XTO may seek a protective order or other remedy and (b) upon request, provide reasonable assistance to XTO at no cost to support efforts to contest or limit the scope of such requirement. If XTO is unable to obtain a timely protective order or other remedy for any reason, then Contractor shall: (a) only disclose that portion of Confidential Information necessary to comply with the requirement; (b) only disclose such Confidential Information to the extent required; and (c) use reasonable efforts to provide such Confidential Information any permissible confidential treatment. A disclosure pursuant to the terms and conditions of this paragraph does not otherwise relieve Contractor of its obligations under this Agreement in regard to the information so disclosed. This paragraph shall replace and govern and control in lieu of the last sentence of section 8.2 of the Agreement with respect to any such required disclosure of this Subagreement or any Confidential Information related to this Subagreement.
14.Entire Agreement. This Subagreement, together with the Agreement and any exhibits attached hereto, represents the entire agreement of the Parties with respect to the matters addressed herein.

Subagreement for Hydraulic Fracturing Services    7

Exhibit 10.1

IN WITNESS WHEREOF, the duly authorized representatives of each party hereby execute this Subagreement.

XTO	Contractor ProPetro Services, Inc.
By /s/ David Farrell____________________________	By /s/ Sam Sledge______________________________

Title Senior Contracts Manager - Unconventional____	Title Chief Executive Officer_______________________

Date April 22, 2024____________________________	Date April 22, 2024______________________________

Subagreement for Hydraulic Fracturing Services    8